Consent of KPMG LLP



Shareholders and Board of Directors
Johnson Outdoors Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899, 33-59325, 33-61285,
333-88089, and 333-88091) on Form S-8 of Johnson Outdoors Inc. of our report dated November 6, 2000, relating to the consolidated balance sheet of Johnson Outdoors Inc. and subsidiaries as of September 29, 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended September 29, 2000, which report appears in the 2001 Annual Report on Form 10-K of Johnson Outdoors Inc.


/s/ KPMG LLP


Milwaukee, Wisconsin
December 21, 2001